Exhibit 99.1
ENACT REPORTS THIRD QUARTER 2024 RESULTS AND ANNOUNCES QUARTERLY DIVIDEND
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GAAP Net Income of $181 million, or $1.15 per diluted share
Adjusted Operating Income of $182 million, or $1.16 per diluted share
Return on Equity of 14.7% and Adjusted Operating Return on Equity of 14.8%
Record Primary insurance in-force of $268 billion, a 2% increase from third quarter 2023
PMIERs Sufficiency of 173% or $2,190 million
Book Value Per Share of $32.61 and Book Value Per Share excluding AOCI of $33.27
Announces quarterly cash dividend of $0.185 per common share

Raleigh, NC, November 6, 2024 – Enact Holdings, Inc. (Nasdaq: ACT) today announced financial results for the third quarter of 2024.

"Our strong third-quarter performance underscores the continued successful execution of our strategy," stated Rohit Gupta, President and CEO of Enact. "Driven by our effective go-to-market strategy, our insurance-in-force reached a new peak during the quarter, while our careful risk and expense management initiatives continued to produce strong bottom-line performance, fueling our ability to deliver for our policyholders, invest in our business, and return capital to our shareholders. Looking to the remainder of the year and beyond, we believe we are well positioned to continue driving value for all stakeholders. The long-term drivers of demand remain intact, and we will continue to play an essential role in helping people responsibly achieve and maintain their homeownership goals."

Key Financial Highlights

(In millions, except per share data or otherwise noted)	3Q24	2Q24	3Q23
Net Income (loss)	$181	$184	$164
Diluted Net Income (loss) per share	$1.15	$1.16	$1.02
Adjusted Operating Income (loss)	$182	$201	$164
Adj. Diluted Operating Income (loss) per share	$1.16	$1.27	$1.02
NIW ($B)	$14	$14	$14
Primary IIF ($B)	$268	$266	$262
Primary Persistency Rate	83%	83%	84%
Net Premiums Earned	$249	$245	$243
Losses Incurred	$12	$(17)	$18
Loss Ratio	5%	(7)%	7%
Operating Expenses	$56	$56	$55
Expense Ratio	22%	23%	23%
Net Investment Income	$61	$60	$55
Net Investment gains (losses)	$(1)	$(8)	$0
Return on Equity	14.7%	15.4%	14.9%
Adjusted Operating Return on Equity	14.8%	16.9%	14.9%
PMIERs Sufficiency ($)	$2,190	$2,057	$2,017
PMIERs Sufficiency (%)	173%	169%	162%

Third Quarter 2024 Financial and Operating Highlights
•Net income was $181 million, or $1.15 per diluted share, compared with $184 million, or $1.16 per diluted share, for the second quarter of 2024 and $164 million, or $1.02 per diluted share, for the third quarter of 2023. Adjusted operating income was $182 million, or $1.16 per diluted share, compared with $201 million, or $1.27 per diluted share, for the second quarter of 2024 and $164 million, or $1.02 per diluted share, for the third quarter of 2023.
•New insurance written (NIW) was approximately $14 billion, flat from the second quarter of 2024 and down 6% from the third quarter of 2023 on estimated lower market share. NIW for the current quarter was comprised of 95% monthly premium policies and 96% purchase originations.
•Primary insurance in-force was a record $268 billion, up from $266 billion in the second quarter of 2024 and up 2% from $262 billion in the third quarter of 2023.
•Persistency was 83%, flat from 83% in the second quarter of 2024 and modestly down from 84% in the third quarter of 2023. Approximately 8% of our IIF had rates at least 50 basis points above the prevailing market rate on October 31, 2024.
•Net premiums earned were $249 million, up 2% from $245 million in the second quarter of 2024 and up 2% from $243 million in the third quarter of 2023. Net premiums increased sequentially and year over year driven by insurance in-force growth and our growth in premiums from our expansion into attractive adjacencies primarily consisting of Enact Re’s GSE CRT participation, partially offset by higher ceded premiums.
•Losses incurred for the third quarter of 2024 were $12 million and the loss ratio was 5%, compared to $(17) million and (7)%, respectively, in the second quarter of 2024 and $18 million and 7%, respectively, in the third quarter of 2023. The sequential increase in losses and the loss ratio were primarily driven by seasonally higher new delinquencies and a lower reserve release of $65 million from favorable cure performance and loss mitigation activities in the current quarter. The $65 million reserve release compares to a reserve release of $77 million and $55 million in the second quarter of 2024 and third quarter of 2023, respectively. The decrease year-over-year was primarily driven by the higher reserve release in the current quarter.
•Operating expenses in the current quarter were $56 million and the expense ratio was 22%. This compared to $56 million and 23%, respectively, in the second quarter of 2024 and $55 million and 23%, respectively in the third quarter of 2023. The third quarter and second quarter of 2024 reflect expense actions taken that resulted in nonrecurring expenses of $1 million and $3 million, respectively. When adjusted for these one-time charges, expenses modestly increased sequentially primarily driven by variable incentive compensation.
•Net investment income was $61 million, up from $60 million in the second quarter of 2024 and $55 million in the third quarter of 2023, driven by the continuation of elevated interest rates and higher average invested assets.
•Net investment loss in the quarter was $(1) million, as compared to $(8) million sequentially and $(0) million in the same period last year.
•Annualized return on equity for the third quarter of 2024 was 14.7% and annualized adjusted operating return on equity was 14.8%. This compares to second quarter 2024 results of 15.4% and 16.9%, respectively, and to third quarter 2023 results of 14.9% and 14.9%, respectively.

Capital and Liquidity
•As previously announced, we paid a $29 million, or $0.185 per share, dividend in the current quarter.
•Enact Holdings, Inc. held $151 million of cash and cash equivalents plus $292 million of invested assets as of September 30, 2024. Combined cash and invested assets decreased $83 million from the prior quarter, primarily due to share buybacks and our quarterly dividend.
•PMIERs sufficiency was 173% and $2.2 billion above the PMIERs requirements, compared to 169% and $2.1 billion above the PMIERs requirements in the second quarter of 2024.
•S&P Global Ratings has assigned an A- rating to Enact Re, Ltd. (Enact Re), a subsidiary of Enact Mortgage Insurance Company (EMICO). The outlook for the ratings is stable.

Recent Events
•We repurchased approximately 2.1 million shares at an average price of $34.04 for a total of approximately $71 million in the quarter. Additionally, through October 31, 2024, we repurchased 0.8 million shares at an average price of $35.89 for a total of $30 million and there remains approximately $137 million of our $250 million repurchase authorization.
•We announced today that the Board of Directors declared a quarterly dividend of $0.185 per common share, payable on December 5, 2024, to shareholders of record on November 18, 2024.
•We anticipate full year capital return at the higher end of our previously announced range of between $300 and $350 million, the final amount and form of capital returned to shareholders will ultimately depend on business performance, market conditions, and regulatory approvals.

Conference Call and Financial Supplement Information
This press release, the third quarter 2024 financial supplement and earnings presentation are now posted on the Company’s website, https://ir.enactmi.com. Investors are encouraged to review these materials.

Enact will discuss third quarter financial results in a conference call tomorrow, Thursday, November 7, 2024, at 8:00 a.m. (Eastern). Participants interested in joining the call’s live question and answer session are required to pre-register by clicking here to obtain your dial-in number and unique PIN. It is recommended to join at least 15 minutes in advance, although you may register ahead of the call and dial in at any time during the call. If you wish to join the call but do not plan to ask questions, a live webcast of the event will be available on our website, https://ir.enactmi.com/news-and-events/events.

The webcast will also be archived on the Company’s website for one year.

About Enact
Enact (Nasdaq: ACT), operating principally through its wholly-owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Safe Harbor Statement
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results, the related assumptions underlying our expected results, guidance concerning the future return of capital and the quotations of management. These forward-looking statements are distinguished by use of words such as “will,” “may,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” “predict,” “project,” “target,” “could,” “should,” or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release. Factors or events that we cannot predict, including risks related to an economic downturn or a recession in the United States and in other countries around the world; changes in political, business, regulatory, and economic conditions; changes in or to Fannie Mae and Freddie Mac (the “GSEs”), whether through Federal legislation, restructurings or a shift in business practices; failure to continue to meet the mortgage insurer eligibility requirements of the GSEs; competition for customers; lenders or investors seeking alternatives to private mortgage insurance; an increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration; and other factors described in the risk factors contained in our 2023 Annual Report on Form 10-K and other filings with the SEC, may cause our actual results to differ from those expressed in forward-looking statements. Although Enact believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, Enact can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

GAAP/Non-GAAP Disclosure Discussion
This communication includes the non-GAAP financial measures entitled “adjusted operating income (loss)”, “adjusted operating income (loss) per share," and “adjusted operating return on equity." Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates performance and allocates resources on the basis of adjusted operating income (loss). Enact Holdings, Inc. (the “Company”) defines adjusted operating income (loss) as net income (loss) excluding the after-tax effects of net investment gains (losses), restructuring costs and infrequent or unusual non-operating items, and gain (loss) on the extinguishment of debt. The Company excludes net investment gains (losses), gains (losses) on the extinguishment of debt and infrequent or unusual non-operating items because the Company does not consider them to be related to the operating performance of the Company and other activities. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities or exposure management. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized gains and losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted operating income. In addition, adjusted operating income (loss) per share is derived from adjusted operating income (loss) divided by shares outstanding. Adjusted operating return on equity is calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity.

While some of these items may be significant components of net income (loss) in accordance with U.S. GAAP, the Company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis and adjusted operating return on equity, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Enact Holdings, Inc.’s common stockholders or net income (loss) available to Enact Holdings, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the Company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Enact Holdings, Inc.’s common stockholders to adjusted operating income (loss) assume a 21% tax rate.

The tables at the end of this press release provide a reconciliation of net income (loss) to adjusted operating income (loss) and U.S. GAAP return on equity to adjusted operating return on equity for the three months ended September 30, 2024 and 2023, as well as for the three months ended June 30, 2024.

Exhibit A: Consolidated Statements of Income (amounts in thousands, except per share amounts)

	3Q24	2Q24	3Q23
REVENUES:
Premiums	$249,055	$244,567	$243,346
Net investment income	61,056	59,773	54,952
Net investment gains (losses)	(1,243)	(7,713)	(23)
Other income	720	2,207	760
Total revenues	309,588	298,834	299,035

LOSSES AND EXPENSES:
Losses incurred	12,164	(16,821)	17,847
Acquisition and operating expenses, net of deferrals	53,091	53,960	52,339
Amortization of deferred acquisition costs and intangibles	2,586	2,292	2,803
Interest expense	12,290	13,644	12,941
Loss on debt extinguishment	0	10,930	0
Total losses and expenses	80,131	64,005	85,930

INCOME BEFORE INCOME TAXES	229,457	234,829	213,105
Provision for income taxes	48,788	51,156	48,910
NET INCOME	$180,669	$183,673	$164,195

Net investment (gains) losses	1,243	7,713	23
Costs associated with reorganization	848	3,435	3
Loss on debt extinguishment	0	10,930	0
Taxes on adjustments	(439)	(4,636)	(5)
Adjusted Operating Income	$182,321	$201,115	$164,216

Loss ratio (1)	5%	(7)%	7%
Expense ratio (2)	22%	23%	23%
Earnings Per Share Data:
Net Income per share
Basic	$1.16	$1.17	$1.03
Diluted	$1.15	$1.16	$1.02
Adj operating income per share
Basic	$1.17	$1.28	$1.03
Diluted	$1.16	$1.27	$1.02
Weighted-average common shares outstanding
Basic	155,561	157,193	160,066
Diluted	157,016	158,571	161,146

(1) The ratio of losses incurred to net earned premiums.
(2) The ratio of acquisition and operating expenses, net of deferrals, and amortization of deferred acquisition costs and intangibles to net earned premiums. Expenses associated with strategic transaction preparations and restructuring costs increased the expense ratio by zero percentage points for the three-month period ended September 30, 2024, 1 percentage point for the three-month period ended June 30, 2024, and zero percentage points for the three-month period ended September 30, 2023.

Exhibit B: Consolidated Balance Sheets (amounts in thousands, except per share amounts)

Assets	3Q24	2Q24	3Q23
Investments:
Fixed maturity securities available-for-sale, at fair value	$5,652,399	$5,331,345	$4,990,692
Short term investments	1,550	12,313	18,173
Total investments	5,653,949	5,343,658	5,008,865
Cash and cash equivalents	673,363	699,035	677,990
Accrued investment income	45,954	45,317	42,051
Deferred acquisition costs	24,160	24,619	25,572
Premiums receivable	48,834	48,698	44,310
Other assets	100,723	98,929	82,196
Deferred tax asset	50,063	89,116	119,704
Total assets	$6,597,046	$6,349,372	$6,000,688

Liabilities and Shareholders' Equity
Liabilities:
Loss reserves	$510,401	$508,138	$501,093
Unearned premiums	121,382	129,870	161,580
Other liabilities	186,312	143,167	136,057
Long-term borrowings	742,706	742,368	744,752
Total liabilities	1,560,801	1,523,543	1,543,482
Equity:
Common stock	1,544	1,561	1,600
Additional paid-in capital	2,145,518	2,220,903	2,322,622
Accumulated other comprehensive income	(101,984)	(236,305)	(400,349)
Retained earnings	2,991,167	2,839,670	2,533,333
Total equity	5,036,245	4,825,829	4,457,206
Total liabilities and equity	$6,597,046	$6,349,372	$6,000,688

Book value per share	$32.61	$30.91	$27.86
Book value per share excluding AOCI	$33.27	$32.43	$30.36

U.S. GAAP ROE (1)	14.7%	15.4%	14.9%
Net investment (gains) losses	0.1%	0.6%	0.0%
Costs associated with reorganization	0.1%	0.3%	0.0%
(Gains) losses on early extinguishment of debt	0.0%	0.9%	0.0%
Taxes on adjustments	0.0%	(0.4)%	0.0%
Adjusted Operating ROE(2)	14.8%	16.9%	14.9%

Debt to Capital Ratio	13%	13%	14%

(1) Calculated as annualized net income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity
(2) Calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity